Exhibit 99.1

                                                                                                         NEWS RELEASE

CONTACT:
Edward B. Kornfeld
Chief Executive Officer
Porta Systems Corp.
(516) 364-9300

FOR IMMEDIATE RELEASE
PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE
QUARTER AND NINE MONTHS
 ENDED SEPTEMBER 30, 2009

Syosset, NY – November 12, 2009 – Porta Systems Corp. (OTC.BB:PORT) today reported operating income for the quarter ended September 30, 2009 of $535,000 compared to operating loss of  $497,000 for the quarter ended September 30, 2008.  The net income before extraordinary gain for the quarter ended September 30, 2009, was $239,000, $0.02 per share (basic and diluted), compared to a net loss before extraordinary gain for the quarter ended September 30, 2008, of $709,000 ($0.10) per share (basic and diluted).  We had no extraordinary item during the quarter ended September 30, 2009 and our net income per share was $0.02 (basic and diluted).  During the quarter ended September 30, 2008, we recognized extraordinary income of $17,645,000, or $2.54 per share (basic) and $2.53 (diluted) and our net income per share was $2.44 (basic) and $2.43 (diluted).

The Company reported operating income for the nine months ended September 30, 2009 of $737,000 compared to operating loss of $235,000 for the nine months ended September 30, 2008.  The Company recorded a net loss before extraordinary gain of $157,000, ($0.02) per share (basic and diluted) for the nine months ended September 30, 2009, compared to net loss before extraordinary gain of $1,655,000, ($0.57) per share (basic) and ($0.54) per share (diluted) for the nine months ended September 30, 2008. We had no extraordinary item during the nine months ended September 30, 2009 and our net loss per share was $0.02 (basic and diluted).  During the nine months ended September 30, 2008, we recognized extraordinary income of $17,645,000, or $6.05 per share (basic) and $5.79 (diluted) and our net income per share was $5.48 (basic) and $5.25 (diluted).

Sales were $7,088,000 for the quarter ended September 30, 2009 versus $6,305,000 for the quarter ended September 30, 2008, an increase of approximately $783,000 (12%).  Copper Connection/Protection sales were $5,615,000 for the quarter ended September 30, 2009 versus $5,145,000 for the quarter ended September 30, 2008, an increase of $470,000 (9%).  The increase was primarily due to increased sales to British Telecommunications and its systems integrators of approximately $538,000 partially offset by decreased sales to Telmex of $81,000.

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Porta Systems Corp. Press Release	Page 2
November 12, 2009

Signal Processing sales for the quarter ended September 30, 2009 were $1,473,000 versus $1,160,000 for the quarter ended September 30, 2008, an increase of $313,000 (27%). The increase in Signal revenue was due to an increase in orders placed by the military sector.

Sales were $21,163,000 for the nine months ended September 30, 2009 versus $19,527,000 for the nine months ended September 30, 2008, an increase of approximately $1,636,000 (8%).  Copper Connection/Protection sales were $16,724,000 for the nine months ended September 30, 2009 versus $15,992,000 for the nine months ended September 30, 2008, an increase of $732,000 (5%). The increase in sales was primarily a result of increased sales to Telmex of approximately $2,075,000 offset by decreased sales to British Telecommunications and its systems integrators of approximately $446,000 and a decline in sales of $761,000 to another customer, which was less than a 10% customer in the nine months ended September 30, 2008. Signal Processing sales for the nine months ended September 30, 2009 were $4,439,000 versus $3,535,000 for the nine months ended September 30, 2008, an increase of $904,000 (26%).  The increase in sales resulted from increased military orders received during the nine-month period.

The overall gross margin was 31% for the quarter ended September 30, 2009, compared to 17% for the quarter ended September 30, 2008.  Gross margin of the nine months ended September 30, 2009 was 27% compared to 24% for the nine months ended September 30, 2008.  The increase for the quarter and nine months is related to operating efficiencies resulting from increased sales and a change in the product mix to higher margin products, as well as from cost saving initiatives in the procurement of raw material and reduction of shipping costs which were partially offset by the strength of the US dollar versus the British pound on our sales to British Telecommunications and its system integrators.  We do not engage in hedging to reduce the impact of currency fluctuations.

Operating expenses for the quarter ended September 30, 2009 increased by $79,000 (5%) from the same period in 2008. The increase resulted primarily from increased professional fees offset by expense reductions.  Operating expenses for the nine months ended September 30, 2009 were generally consistent with the same period in 2008.

Interest expense (net of interest and other income) increased by $40,000 for the quarter ended September 30, 2009 compared to the quarter ended September 30, 2008 and decreased by $681,000 for the nine months ended September 30, 2009 as compared to the same period in 2008. The decreases were primarily related to the completion of a troubled debt restructuring (as defined under FASB ASC 470-60 and 310-40) on July 31, 2008.  As a result of the troubled debt restructuring, interest on the senior and subordinated debt through their respective maturity dates was added to the

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Porta Systems Corp. Press Release	Page 3
November 12, 2009

amount of the debt on the balance sheet, and is not reflected as interest expense subsequent to the date of the restructuring. On January 1, 2009, the payment terms for the 12.5% senior note and the floating rate working capital note were revised and extended, and various times in 2009 the payment terms for the floating rate working capital senior note were revised and extended.  Since these modifications resulted in additional interest to be paid over the maturity of the debt, under FASB ASC 470-60 and 310-40, the additional interest resulting from the revised payment schedule is accrued.  During the nine months ended September 30, 2009 we recorded approximately $558,000 of accrued interest on the 12.5% senior debt.

Interest at the stated interest rates on the restructured debt would have been $445,000 for the quarter ended September 30, 2009 and $1,345,000 for the nine months ended September 30, 2009, if the debt had not been treated as a troubled debt restructuring. Since the subordinated debentures have not been restructured, the interest on those debentures is recorded as a current period cost.

Effective November 1, 2009, the working capital senior note was replaced with a new working capital note in the amount of $1,365,056. The new note provides for monthly payments of $93,750 on November 30, 2009 and December 31, 2009, and monthly payments of $62,500 commencing on January 31, 2010, with a final payment of the remaining principal and interest on December 31, 2010.  Payments are applied first to accrued interest and any remainder to principal.   The new working capital note is collateralized by all of the assets of the Company which also secure the existing senior debt.  Our senior lender has advised us that it would not advance new funds to us. If we are not able to generate sufficient revenue to enable us to meet our obligations or obtain financing from our senior lender, we would not be able to continue in business, and it would be likely that we would seek protection under the Bankruptcy Code.

On July 31, 2008, the Company amended its certificate of incorporation to effect a one-for-11.11 reverse split pursuant to which each share of common stock was converted into 0.0900090009 share of common stock.  The financial statements give retroactive effect to the reverse split.

The present economic climate has resulted in a decline in demand for capital goods and has made credit more difficult to obtain for both the Company and its customers.  As a result, the current economic slowdown may continue to seriously affect our business to the extent that our customers reduce or defer their purchases.  If we are not able to develop new business and if our customers reduce or defer the purchase of our products, or we are unable to pay the senior debt in accordance with its terms, we may be unable to continue in business and it may be necessary for us to seek protection under the Bankruptcy Code.

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Porta Systems Corp. Press Release	Page 4
November 12, 2009

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2008 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in
the Form 10-K for the year ended December 31, 2008 and the Form 10-Q for the quarter ended September 30, 2009.  In addition, general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

-See Accompanying Table-

Porta Systems Corp. and Subsidiaries
Unaudited Condensed Consolidated Statement of Operations
Quarter and Nine Months ended September 30,
(in thousands except per share amounts)

	Quarter ended September 30,		Nine Months ended September 30,
	2009	2008	2009	2008

Sales	$7,088	$6,305	$21,163	$19,527

Gross profit	2,177	1,066	5,678	4,748

Total operating expenses	1,642	1,563	4,941	4,983

Operating income (loss)	535	(497)	737	(235)

Interest expense, net of interest and other income	(236)	(196)	686	(1,367)

Income (loss) before income taxes and extraordinary gain	299	(693)	51	(1,602)

Income tax expense	(60)	(16)	(208)	(53)

Income (loss) from continuing operations before extraordinary gain	239	(709)	(157)	(1,655)

Extraordinary gain on troubled debt restructure (net of zero tax).	-	17,645	-	17,645

Net income (loss)	$239	$16,936	$(157)	$15,990

Per share data:

Basic per share amounts:

Continuing operations	$0.02	$(0.10)	$(0.02)	$(0.57)
Extraordinary item	-	2.54	-	6.05

Net income (loss) per share:	$0.02	$2.44	$(0.02)	$5.48

Weighted average shares outstanding	9,955	6,937	9,955	2,916

Diluted per share amounts:

Continuing operations	$0.02	$(0.10)	$(0.02)	$(0.54)
Extraordinary item	-	2.53	-	5.79

Net income (loss) per share:	$0.02	$2.43	$(0.02)	$5.25

Weighted average shares outstanding	10,121	6,966	9,955	3,043

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